INFINITY PROPERTY AND CASUALTY CORPORATION NAMES NEW CFO

Birmingham, Alabama – September 22, 2015 – Infinity Property and Casualty Corporation (NASDAQ: IPCC) announces the appointment of Robert H. Bateman as its new Executive Vice President and Chief Financial Officer effective October 19, 2015. Mr. Bateman replaces Roger Smith who retired August 31, 2015.
Mr. Bateman joins Infinity after serving the previous two years as Executive Vice President and Chief Financial Officer of COUNTRY Financial. In this position, he oversaw strategic and business planning, including M&A activities, enterprise risk management, reinsurance, reporting, actuarial and investments and treasury management. Prior to his current role with COUNTRY, Mr. Bateman served with Hartford Financial Services in various roles, including SVP & Corporate Controller, and with KPMG as Senior Manager, Audit & Advisory Services.
“I am delighted to welcome Rob to Infinity,” commented Jim Gober, Chairman and CEO of Infinity. “Rob brings broad operational and financial experience making him well-suited for Infinity’s executive team. We look forward to leveraging Rob’s knowledge and making the most of his leadership qualities and experience over the coming years.”
Infinity Property and Casualty Corporation is a national provider of personal automobile insurance with a concentration on nonstandard auto insurance. Its products are offered through a network of approximately 11,800 independent agencies and brokers. For more information about Infinity, please visit http://www.infinityauto.com.

Source:     Infinity Property & Casualty Corporation
3700 Colonnade Parkway
Suite 600
Birmingham, AL 35243

Contact:    Kelly Langele
Kelly.Langele@ipacc.com
Investor Relations
(205) 803-8219